Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF FREEPORT-McMoRan COPPER & GOLD INC.

Freeport-McMoRan Copper & Gold Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:                      At a meeting on January 29, 2008, the Corporation’s Board of Directors duly adopted resolutions (1) setting forth a proposed amendment to Article FOURTH(a) of the Corporation’s Amended and Restated Certificate of Incorporation to increase the number of the Corporation’s authorized shares of common stock from 700 million to up to 2.0 billion, (2) declaring the proposed amendment to be advisable, (3) directing that the proposed amendment be considered at the 2008 Annual Meeting of Stockholders and (4) recommending that the Corporation’s stockholders approve the proposed amendment at the 2008 Annual Meeting of Stockholders.

       SECOND:                 At the Annual Meeting of Stockholders on June 5, 2008, the holders of at least 66 2/3 % of the Corporation’s outstanding common stock voted in favor of a proposal to amend Article FOURTH(a) of the Corporation’s Restated Certificate of Incorporation, so that as amended, said article shall be and read as follows:

 FOURTH: (a) Authorized Stock. The total number of shares of capital stock that the corporation shall have authority to issue is 1,850,000,000 shares, consisting of 50,000,000 shares of Preferred Stock, par value $0.10 per share, and 1,800,000,000 shares of Common Stock, par value $0.10 per share. Of the authorized number of shares of Preferred Stock, 1,100,000 of such shares shall be a series of Preferred Stock designated as “5½% Convertible Perpetual Preferred Stock”; and 2,500,000 of such shares shall be a series of Preferred Stock designated as “Series A Participating Cumulative Preferred Stock.”

THIRD:                    This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Executive Vice President, Chief Financial Officer & Treasurer of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation, does hereby make this Certificate of Amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly the undersigned has hereunto set her hand as of this 11th day of June, 2008.

Freeport-McMoRan Copper & Gold Inc.

By:          /s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President, Chief Financial Officer & Treasurer